SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): April 15, 2011

ProAssurance Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-16533	63-1261433
(State of Incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

100 Brookwood Place, Birmingham, Alabama	35209
(Address of Principal Executive Office )	(Zip code)

Registrant’s telephone number, including area code: (205) 877-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17CFR 240.13e-(c))

Item 1.01	Entry into a Material Definitive Agreement

We are describing a Revolving Credit Agreement under "Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant." That description is hereby incorporated by reference into this Item 1.01

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 15, 2011, we entered into a revolving credit agreement (the "Agreement") with an aggregate commitment of $150 million and a term of three years. The lenders particpating in this Agreement are: U.S. Bank National Association (Lead Arranger, Administrative Agent and Sole Book Runner), Wells Fargo Bank, National Association (Syndication Agent) and syndicate members Branch Banking & Trust Company (BB&T), First Tennessee Bank, N.A. and JPMorgan Chase Bank, N.A.

Under the terms of the Agreement, we may borrow up to the aggregate amount of the unused commitments under the revolving facility on or after April 15, 2011 and prior to the termination of the Agreement. The interest rate we will pay depends on our credit ratings at the time we borrow the money, and on whether the borrowing is secured or unsecured. We are entitled to request an increase in the aggregate amount of the Agreement of up to $25 million, provided that we may make such a request only two times during the term of the Agreement. The Agreement will terminate on April 15, 2014 and contains customary representations, covenants and events in the event of default.

Any funds we borrow under terms of the Revolving Credit Agreement will be used for general corporate purposes, including, but not limited to, use as short-term working capital, funding for share repurchases as authorized by our Board, and for support of other activities we enter into in the normal course of business.

We maintain various relationships, including the provision of financial services such as cash management and investment custodial arrangements and investment banking with some of the lenders participating in this Agreement.

We qualify the preceeding description of the Revolving Credit Agreement in its entirety by reference to the complete terms and conditions of the Agreement, which will be filed with our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2011

PROASSURANCE CORPORATION
by:  /s/ Frank B. O’Neil
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Frank B. O’Neil
Senior Vice-President